CARTER, LEDYARD & MILBURN
                       COUNSELLORS AT LAW
                          2 WALL STREET
                    NEW YORK, NEW YORK  10005


                        January 25, 1996



The Chase Manhattan Bank
  (National Association), as Trustee of
  The First Trust Special
  Situations Trust, Series 138
  Internet Growth Trust, Series 1
  Internet Growth
  & Treasury Securities Trust,
  Series 2
770 Broadway - 6th Floor
New York, New York  10003

Attention:     Mr. Paul J. Holland
               Vice President


     Re:  The First Trust Special Situations Trust, Series 138
                 Internet Growth Trust, Series 1
      Internet Growth & Treasury Securities Trust, Series 2

Dear Sirs:

     We are acting as special counsel with respect to New York tax matters for The First Trust Special Situations Trust, Series 138,consisting of Internet Growth Trust, Series 1 (the "Growth Trust"), and Internet Growth & Treasury Securities Trust, Series 2 (collectively, the "Trust"), which will be established under certain Standard Terms and Conditions of Trust dated November 20, 1991 and October 15, 1991, and a related Trust Agreement dated as of today (collectively, the "Indenture"), among Nike Securities L.P., as Depositor (the "Depositor"); First Trust Advisors L.P., as Evaluator; First Trust Advisors L.P., as Portfolio Supervisor and The Chase Manhattan Bank (National Association), as Trustee (the "Trustee"). Pursuant to the terms of the Indenture, units of fractional undivided interest in the Trusts (the "Units") will be issued in the aggregate number set forth in the Indenture.

We have examined and are familiar with originals or certified copies, or copies otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate for the purpose of this opinion. In giving this opinion, we have relied upon the two opinions, each dated today and addressed to the Trustee, of Chapman and Cutler, counsel for the Depositor, with respect to the matters of law set forth therein.

Based upon the foregoing, we are of the opinion that:

1. The Trusts will not constitute associations taxable as corporations under New York law, and accordingly will not be subject to the New York State franchise tax or the New York City general corporation tax.

2. Under the income tax laws of the State and City of New York, the income of the Trusts will be considered the income of the holders of the Units.

We consent to the filing of this opinion as an exhibit to the Registration Statement (No. 333-00057) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Units and to the references to our name under the captions "What is the Federal Tax Status of Unit Holders?" and "Legal Opinions" in such Registration Statement and the preliminary prospectus included therein.

                                       Very truly yours,




                                       Carter, Ledyard & Milburn